                                   Exhibit 21

21. A list of all subsidiaries, the State or other jurisdiction of incorporation or organization of each, and the names under which the subsidiaries do business.


Name of Subsidiary                 State of Incorporation       Does Business As

---------------------------------  ---------------------------  ------------------------------
Century Steel Products,              Virginia                   Century Steel Products,
Inc.                                                            Inc.

US Insurance Brokers,                District of Columbia       US Insurance Brokers,
Inc.                                                            Inc.

Scibal Associates, Inc.              New Jersey                 Scibal Associates, Inc.

USIB Holdings, LP                    District of Columbia       USIB Holdings, LP




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